Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)                     Registration Statement (Form S-3 No. 333-193726) of Stemline Therapeutics, Inc.,

(2)                    Registration Statement (Form S-8 No. 333-188115) pertaining to Stemline Therapeutics, Inc. 2012 Equity Incentive Plan and Stemline Therapeutics, Inc. Amended and Restated 2004 Employee, Director and Consultant Stock Plan, and,

(3)                    Registration Statement (Form S-8 No. 333-206303) pertaining to Stemline Therapeutics, Inc. 2015 Employee Stock Purchase Plan;

of our report dated March 14, 2016, with respect to the financial statements of Stemline Therapeutics, Inc. included in this Annual Report (Form 10-K) of Stemline Therapeutics, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

MetroPark, New Jersey
March 14, 2016